Exhibit 8.2

1000 Jackson Street	419.241.9000
Toledo, Ohio 43604-5573	419.241.6894 fax

www.slk-law.com

October 31, 2016

Board of Directors

Commercial Bancshares, Inc.

118 S. Sandusky Avenue

Upper Sandusky, Ohio 43351

Re:	Our File No. 176936

Ladies and Gentlemen:

We have acted as counsel to Commercial Bancshares, Inc. (“Commercial”), an Ohio corporation, in connection with the proposed merger (the “Merger”) of Commercial with and into First Defiance Financial Corp. (“First Defiance”), an Ohio corporation, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 23, 2016, by and between First Defiance and Commercial.

In connection with the preparation of this opinion, we have examined and with your consent relied upon the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) the Registration Statement of First Defiance on Form S-4 (the “Registration Statement”), the proxy statement of Commercial, and the prospectus of First Defiance included therein, filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”); (3) representations and certifications made to us by First Defiance; (4) representations and certifications made to us by Commercial; and (5) such other instruments and documents related to the formation, organization and operation of First Defiance and Commercial or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1.           All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

CHARLOTTE ï COLUMBUS ï SARASOTA ï TAMPA ï TOLEDO

October 31, 2016

2.           The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

3.           All representations made to us are true, correct, and complete, and will remain true, correct and complete at all times up to the Effective Time. Any representation or statement made “to the knowledge” or similarly qualified is correct without such qualification.

Opinion – Federal Income Tax Consequences

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

•	The Merger will constitute a reorganization under section 368(a)(1)(A) of the Code;

•	Each of Commercial and First Defiance will be a party to the reorganization within the meaning of section 368(b) of the Code;

•	No gain or loss will be recognized by First Defiance or Commercial as a result of the Merger pursuant to the provisions of sections 1032 and 361(a) of the Code, respectively.

•	A holder of Commercial Bancshares Shares receiving solely First Defiance Shares in exchange therefor (not including any cash received in lieu of fractional First Defiance Shares) will recognize no gain or loss upon the receipt of such First Defiance Shares pursuant to the provisions of section 354 of the Code.

•	A holder of Commercial Bancshares Shares receiving solely cash in exchange therefor (as a result of dissenting to the Merger or making a solely Cash Election) will recognize gain or loss as if such holder had received such cash as a distribution in redemption of such holder’s Commercial Bancshares Shares, subject to the provisions and limitations of section 302 of the Code. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. holder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year.

October 31, 2016

•	A holder of Commercial Bancshares Shares receiving both cash and First Defiance Shares in exchange therefor (other than any cash received in lieu of fractional First Defiance Shares) will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding any cash received in lieu of fractional First Defiance Shares). For purposes of determining the character of this gain, such holder will be treated as having received only First Defiance Shares in exchange for such holder’s Commercial Bancshares Shares and as having redeemed immediately a portion of such First Defiance Shares for the cash received (excluding any cash received in lieu of fractional First Defiance Shares). Unless the redemption is treated as a dividend under the principles of section 302(d) of the Code (to the extent of such holder’s ratable share of the undistributed earnings and profits of Commercial), the gain will be capital gain and will constitute long-term capital gain if such U.S. holders have held their Commercial Bancshares common stock for more than one year at the Effective Time of the merger.

•	A holder of Commercial Bancshares Shares receiving cash in lieu of a fractional First Defiance Common Share will recognize gain or loss as if such fractional First Defiance Common Share were distributed as part of the Merger and then redeemed by First Defiance, subject to the provisions and limitations of section 302 of the Code.

•	The aggregate tax basis of the First Defiance Shares received by a holder of Commercial Bancshares Shares in the Merger (including fractional First Defiance Shares, if any, deemed to be issued and redeemed by First Defiance) generally will be equal to the aggregate tax basis of the Commercial Bancshares Shares surrendered in the Merger, reduced by the amount of cash received by such holder in the Merger (other than any cash received in lieu of fractional First Defiance Shares), and increased by the amount of gain recognized by such holder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional First Defiance Shares). Section 358(a)(1) of the Code.

•	The holding period of the First Defiance Shares received by a holder of Commercial Bancshares Shares in the Merger (including fractional First Defiance Shares, if any, deemed to be issued and redeemed by First Defiance) will include the period during which the Commercial Bancshares Shares surrendered in exchange therefor were held pursuant to the provisions of section 1223(1) of the Code.

Our opinion set forth herein is based upon the description of the Merger in the Merger Agreement and the Registration Statement. If the actual facts relating to any aspect of the Merger differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction whatsoever, including the Merger, if the Merger is not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

October 31, 2016

This opinion is provided to Commercial and shareholders of Commercial only, and except as provided below, without our prior written consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by Commercial and shareholders of Commercial.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ Shumaker, Loop & Kendrick, LLP

Shumaker, Loop & Kendrick, LLP